Exhibit 10.46
November 13, 2017

Gill Brown Hong
[Address Omitted]

Dear Gill,

We are pleased to confirm an offer of employment to you as EVP, Chief Merchandising Officer and Head of International. In this role, you will report directly to Jerome Griffith, CEO and President. You will oversee Merchandising and International. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the position are as follows:

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Your offer is contingent upon satisfactory completion of a criminal background check, employment authorization and verification and confirmation that you are not subject to any restrictions arising out of your prior employment which would be breached or violated by your accepting a position with Lands' End.

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The primary work location will be in our Dodgeville, WI office. All requested business travel and lodging will be at company expense subject to Lands’ End’s applicable Travel & Entertainment Employee Expense Policy.

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Annual base salary of $450,000 paid in bi-weekly payments (your first check will be a live check then followed by direct deposit the next pay period). Increases will be determined based on a number of factors, with performance typically being the most significant factor. You will next be eligible for a merit review in May of 2019.

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You will receive a one-time cash sign-on bonus of $100,000 (“Sign-On Bonus”). If your employment is terminated by Lands’ End for Cause (as defined in the Executive Severance Agreement) or by you without Good Reason (as defined in the Executive Severance Agreement) prior to the second anniversary of your Start Date, within 30 days of your last day worked, you will be required to pay back the pre-tax amount of the Sign-On Bonus paid to you. For the avoidance of doubt, you shall not have to return any such amounts if your employment terminates by Lands’ End without Cause, by you for Good Reason or as a result of your death or Disability (as defined in the Executive Severance Agreement).

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You will be eligible for an annual target bonus incentive (“AIP”) opportunity of 75% of your base salary. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results. Since you are beginning employment after the start of the fiscal year, your incentive opportunity under the 2017 AIP will be prorated from your start date through February 2, 2018, the last day of the company’s 2017 fiscal year. For fiscal 2018, you will be guaranteed a minimum annual incentive bonus under the 2018 Annual Incentive Plan of $168,750.

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You will be eligible to receive a restricted stock unit grant valued at $100,000 as of the grant date. Equity awards are approved by a committee of our Board of Directors and are made quarterly. It is expected that the next quarterly award will be made in early December, soon after the public release of our third quarter results. This grant will be made under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (“the 2014 Plan”), be subject to the terms of a Restricted Stock Unit Agreement, which will be provided to you and vest 25%, 25% and 50%, on the first, second and third anniversaries of the grant date.

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You will be eligible to participate in the Lands' End Retirement Plan, which includes 401(k) employee contribution and Company Match features. Eligibility will start on the first calendar quarter following your hire date. Lands’ End will begin matching your contributions at 50% on the first 6% of your eligible earnings, beginning January 1, 2019, if you work 1,000 hours in 2018.

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In recognition of your previous related experience, you will receive 20 business days of vacation as of your start date, with an additional 5 business days after ten years of service. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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With this position, for our 2018 fiscal year, it is our intent to offer an annual long-term incentive with a target value of 100% of your base salary. Further details regarding the Fiscal 2018 LTI target award will be provided following approval by the Compensation Committee.

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You will be eligible to receive relocation assistance, which is managed by our third party vendor, Cartus. A Cartus Representative will contact you to schedule an orientation to review key elements of the relocation policy and benefits. To receive this benefit, you will be required to sign the relocation repayment agreement as an initial step in the process with your Cartus Representative. Notwithstanding anything to the contrary in the relocation repayment agreement, you will not be required to repay relocation benefits in the event your employment is terminated by Lands’ End, other than for Cause, or by you for Good Reason (in each case as defined in the ESA) within your first two years of employment. As part of your relocation benefits, you will be eligible for temporary housing for up to ninety (90) days.

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As a condition of employment, you will be required to sign an Executive Severance Agreement (ESA). While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA (and in the event of any discrepancy between this summary and the ESA, the ESA will govern): If your employment with Lands’ End is terminated by Lands’ End, other than for Cause, or by you for Good Reason (in each case, as defined in the ESA) within your first two years of employment, you will be eligible to receive twenty-four (24) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive. If your employment with Lands’ End is terminated by Lands’ End (under the same conditions noted above) after your second full year of employment, you will receive twelve (12) months of salary continuation. Under the ESA, you agree, among other things, not to disclose confidential information and, not to solicit our employees. You also agree not to aid, assist or render services for any Competitive Business (as defined in the ESA) for twenty-four (24) months following termination of employment, if it occurs within your first two years of employment, and for twelve (12) months if it occurs after two years of employment. The non-disclosure, non-solicitation and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.

•	Your start date will be November 27, 2017.

We are looking forward to you joining the Lands’ End team. If you need additional information or clarification, please call me at 608-935-4377.

Sincerely,
/s/ Kelly Ritchie	/s/ Gill Brown Hong
Kelly Ritchie	Gill Brown Hong
SVP - Employee Services